Exhibit 10.13

CYTODYN INC.

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

EFFECTIVE JUNE 1, 2014

The annual cash retainer fee for service as a non-employee director on the Board of Directors of CytoDyn Inc. is $25,000. Annual retainer fees for service as the Chairman of the Board, a committee chair or a committee member are as follows:

Chairman of the Board	$15,000
Audit Committee Chair	$15,000
Audit Committee Member	$5,000
Compensation Committee Chair	$7,500
Compensation Committee Member	$2,500
Nominating Committee Chair	$7,500
Nominating Committee Member	$2,500

Committee chair fees are in addition to committee member fees. All cash retainer fees vest daily on a pro rata basis and are payable quarterly in arrears within 10 business days following the end of each fiscal quarter.

Each non-employee director also is to be granted a stock option to purchase 50,000 shares of common stock on June 1, 2014, with an exercise price equal to the closing sale price on May 31, 2014 and a five-year term. The options vest in equal quarterly installments beginning September 1, 2014.

Non-employee directors are also reimbursed for their reasonable business expenses for service as a member of the Board of Directors or a board committee.